Exhibit 99.1

Corporate Headquarters

100 Motor Parkway, Suite 160

Hauppauge, NY 11788-5138

Direct Dial: 631-360-9304

Direct Fax: 631-360-9380

brock@bankofsmithtown.net

PRESS RELEASE

Release Date: October 26, 2005

Contact: Ms. Judith Barber	News Contact: Peter Hamilton
Corporate Secretary	Rubenstein Associates
(work) 212-843-8015
(home) 631-928-8437
(cell) 516-375-6434

SMITHTOWN BANCORP ANNOUNCES

THIRD QUARTER EARNINGS

EPS increase 11%

49% Deposit growth

22% ROE; Margin up 13 basis points

Smithtown, NY, October 26, 2005 - Smithtown Bancorp, the parent company of Bank of Smithtown, today announced that the company had earnings for the third quarter of 2005 of $2,945,892, or $.50 per share. Net income for the first nine months of 2005 now stands at $7,992,944, which represents an EPS increase of 9.68% over the first nine months of last year. Earnings per share for the last twelve months are now $1.81.

The company continued its strong growth during the third quarter. Assets crossed the $800 million mark, finishing the quarter at $837.8 million.

Deposits grew by more than $59 million to $704.4 million. During the first nine months of this year, deposits have increased by approximately $190 million, which represents an annualized growth rate of 49.3%.

The bank’s deposit growth has been fueled, in part, by the growth of its newest branches in Port Washington, Hauppauge and Miller Place. The bank presently expects to open two more branches in Coram and Bohemia next year.

Loans grew by approximately $33 million to $652 million. During the first nine months of this year, loans have increased by approximately $82 million, which represents an annualized growth rate of 19.2%.

The company’s return on average equity during the third quarter was 22.51%. The ROE over the last twelve months is 21.75%. The average ROE for the 500 banks in the United States with assets between $500 million and $1 billion is 12.35%. The company’s return on average assets during the third quarter was 1.45%. The ROA over the last twelve months is 1.44%. The average ROA for peer group banks is 1.15%.

The company’s net interest margin during the third quarter increased over the margin for the first six months by 13 basis points. The net interest margin for the third quarter was 4.45%.

The company’s efficiency ratio for the third quarter was 52.54%. This figure represents an efficiency more than 350 basis points lower than the efficiency for the first six months. The average efficiency ratio for banks in the $500 million - $1 billion range is 59.90%.

Commenting upon the company’s performance during the third quarter, the company’s Chairman & CEO, Brad Rock, said: “We are pleased with our performance in an economic environment where some banks have had difficulty growing earnings. We continue to acquire new customers, resulting in continued strong deposit growth and loan growth, which more than offsets the earnings pressures created by the flat yield curve.” He added: “As we continue to grow rapidly, we are also absorbing the expenses associated with our expanded back-office operations and insurance agency acquisition. We believe that the investment we have made in having an increased capacity to service more deposit and loan customers is paying off, and will result in increasing benefits in the future.”

Earlier this year, U.S. Banker magazine rated Smithtown Bancorp the second highest performing bank among all publicly-listed banking companies in the United States with assets of less than $1 billion. The ranking was based upon the company’s 3-year average ROE of 24.8%. There are more than 7,000 banks in the U.S. with assets under $1 billion, although many of them are not publicly-traded. Smithtown Bancorp’s stock is traded on NASDAQ under the symbol “SMTB”.

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Forward-Looking Statements

This release and other written materials and statements management may make, may contain forward-looking statements regarding the Company’s prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are sometimes identified by use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or other similar expressions. The Company’s ability to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly actual results may differ materially from anticipated results.

Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, a change in economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; and other economic competitive, governmental, regulatory, geopolitical, and technological factors affecting the Company’s operations, pricing and services.

Investors are cautioned not to place undue reliance on forward-looking statements as a prediction of actual results. Except as required by applicable law or regulation, the Company undertakes no obligation to republish or revise forward-looking statements to reflect events or circumstances after the date the statements were made or to reflect the occurrences of unanticipated results. Investors are advised, however, to consult any further disclosures the Company makes on related subjects in our reports to the Securities and Exchange Commission.

SMITHTOWN BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(in thousands, except share and per share data)

Press release

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004
Interest income
Interest on loans	$11,432	$8,674	$31,379	$24,691
Interest on federal funds sold	146	43	476	135
Interest and dividends on investment securities:
Taxable:
Obligations of U.S. government treasury	62	—	134	—
Obligations of U.S. government agencies	815	278	1,991	679
Mortgage - backed securities	47	66	135	225
Other securities	26	52	100	200

Subtotal	950	396	2,360	1,104
Exempt from federal income taxes:
Obligations of state & political subdivisions	119	165	348	535
Other interest income	54	33	149	57

Total interest income	12,701	9,311	34,712	26,522
Interest expense
Money market accounts (including savings)	1,196	700	2,904	1,956
Time deposits of $100,000 or more	882	569	2,271	1,613
Other time deposits	1,518	857	4,067	2,627
Other borrowings	600	404	1,789	1,045
Subordinated debentures	185	128	508	345

Total interest expense	4,381	2,658	11,539	7,586

Net interest income	8,320	6,653	23,173	18,936
Provision for loan losses	300	60	525	60

Net interest income after provision for loan losses	8,020	6,593	22,648	18,876

Other noninterest income
Trust department income	116	94	330	302
Service charges on deposit accounts	500	373	1,475	1,286
Revenues from insurance agency	900	415	2,664	415
Net gain on sales of investment securities	—	49	13	337
Gain in cash value of bank owned life insurance	157	152	473	475
Net income from equity investment	15	21	53	102
Other income	445	387	1,174	711

Total other noninterest income	2,133	1,491	6,182	3,628

Other operating expenses
Salaries	2,652	1,965	7,520	5,327
Pension and other employee benefits	575	409	1,743	1,181
Net occupancy expense of bank premises	800	326	2,405	1,143
Furniture and equipment expense	487	336	1,364	907
Other expense	929	836	3,007	2,339

Total other operating expenses	5,443	3,872	16,039	10,897

Income before income taxes	4,710	4,212	12,791	11,607
Provision for income taxes	1,764	1,570	4,798	4,257

Net income	$2,946	$2,642	$7,993	$7,350

Basic earnings per share	$0.50	$0.45	$1.36	$1.24
Diluted earnings per share	$0.50	$0.45	$1.36	$1.24
Cash dividends declared	$0.06	$0.05	$0.18	$0.15
Weighted average shares outstanding	5,923,726	5,932,102	5,923,726	5,939,053
Comprehensive income	$2,515	$3,044	$7,616	$7,111

SMITHTOWN BANCORP

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share data)

Press release

	As of
	September 30, 2005	September 30, 2004
ASSETS
Cash and due from banks	$11,661	$11,591
Federal funds sold	9,763	1,405

Total cash and cash equivalents	21,424	12,996

Investment securities:
Obligations of U.S. government treasuries	6,895	—
Obligations of U.S. government agencies	87,409	30,010
Mortgage - backed securities	5,843	5,799
Obligations of state and political subdivisions	14,605	18,144
Other securities	1,998	5,511

Total investment securities	116,750	59,464

Restricted securities	3,755	3,242

Loans	651,917	552,954
Less: allowance for loan losses	5,346	4,699

Loans, net	646,571	548,255

Bank premises and equipment	18,664	12,054

Other assets
Cash value of bank-owned life insurance	17,415	16,763
Goodwill	1,809	284
Intangible assets	523	594
Other	10,910	8,434

Total other assets	30,657	26,075

Total assets	$837,821	$662,086

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Demand (non-interest bearing)	$107,993	$99,845
Money market	222,155	195,118
NOW	35,699	32,551
Savings	47,404	55,780
Time	291,180	165,530

Total deposits	704,431	548,824

Dividends payable	355	296
Other borrowings	62,000	52,750
Subordinated debt	11,000	11,000
Other liabilities	6,644	4,498

Total liabilities	784,430	617,368

Stockholders’ equity
Common Stock - $.01 par value (20,000,000 shares authorized; 7,167,280 shares issued)	72	72
Additional paid in capital	4,408	4,408
Retained earnings	59,407	50,117
Unearned stock awards	(102)	—
Accumulated other comprehensive income (loss)	(332)	181

	63,453	54,778
Treasury stock (1,243,554 and 1,243,482 shares at cost)	(10,062)	(10,060)
Total stockholders’ equity	53,391	44,718

Total liabilities and stockholders’ equity	$837,821	$662,086